Exhibit 99.1
PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com
Ormat Technologies, Inc. Reports Third Quarter 2009 Results
Q3 Net Income increased 48% to $23.4 million
Q3 Revenue increased 20% to $119.8 million
RENO, Nevada, November 4, 2009 —Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter of 2009.
Third Quarter Results
For the three-month period ended September 30, 2009, total revenues were $119.8 million, an increase of 20.2% from $99.7 million in the third quarter of 2008, consisting of a 65.5% increase in Product Segment revenues and flat Electricity Segment revenues.
For the quarter, the Company reported net income of $23.4 million, or $0.52 per share of common stock (basic and diluted), compared to $15.8 million, or $0.35 per share of common stock (basic and diluted), for the same period a year ago, which represents an increase of 48.1%. The increase in net income is primarily attributable to our Product Segment.
Commenting on the quarter’s results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “As in previous quarters of this year, we continued to benefit from the significant increase in revenue from our Product Segment resulting from the record backlog that we had at the beginning of 2009. We expect revenue from this segment to return to previous levels in 2010 with a corresponding reduction in margins.
Generation in our Electricity Segment continued to grow. Year-over-year our total U.S. and international generation for the quarter was up 19% to about 799,000 MWh. We continued to add land to our exploration portfolio and secured new lease agreements covering approximately 2,300 acres in California and Nevada.”
Electricity revenues for the third quarter of 2009 were $68.7 million, consistent with the third quarter of 2008. Revenues in our electricity segment this quarter were impacted by a decline in the average revenue rate from $103 to $86 per MWh due to the effect of lower oil prices on the Puna power plant’s energy rates.

Revenues from the Product Segment for the three-month period ended September 30, 2009 were $51.1 million, compared to $30.9 million in the same quarter in 2008, an increase of 65.5%. The increase in product sales was primarily attributable to EPC contracts for the construction of three large binary geothermal projects in Nevada, New Zealand and Costa Rica.
Adjusted EBITDA in the third quarter of 2009 increased 30.8% to $50.3 million compared to $38.5 million in the same quarter last year. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to the Company’s unconsolidated 50% interest in the Mammoth complex in California. As further described in “Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information” below, we changed the method for calculating EBITDA and adjusted EBITDA beginning in the third quarter of 2009.
Cash and cash equivalents as of September 30, 2009 decreased to $20.3 million from $34.4 million as of December 31, 2008. In addition, as of November 4, 2009, we have available unused bank lines of credit and other borrowing capacity aggregating $412.5 million of which $218.7 million is unused.
On November 4, 2009, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.06 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on December 1, 2009 to shareholders of record as of the close of business on November 18, 2009.
Commenting on the outlook for 2009, Ms. Bronicki said, “With regard to our Electricity Segment, following our third quarter earnings results, we are narrowing the range as we currently expect electricity segment revenues for 2009 to be between $254 and $258 million. We also expect an additional $9 million of revenue from our share of electricity revenue generated by a subsidiary, which is accounted for under the equity method. Given our Product Segment results for the third quarter, we are increasing our guidance and expect revenues in this segment to be approximately $150 million.”
Ms. Bronicki concluded, “It has been a productive quarter and year thus far for Ormat. We have weathered the economic uncertainty with sound results and substantial liquidity, and we are encouraged by our position over the long term. Our priority going forward remains on investing for the long-term, moving forward with our exploration activities and continuing to add the land and funding necessary to continue to our growth.”
Nine-Month Results
For the nine-month period ended September 30, 2009, total revenues increased 28.3% to $320.0 million, compared to $249.3 million for the nine months ended September 30, 2008. Net income for the period was $53.9 million, or $1.19 per share of common stock (basic and diluted), compared to $37.9 million, or $0.87 per share of common stock (basic and diluted) for the same period last year, which represents an increase of 42.3% in net income.
Revenues attributable to our Electricity Segment for the nine months ended September 30, 2009 were $191.9 million, consistent with the same period last year. Product Segment revenues for the nine months ended September 30, 2009 were $128.0 million, an increase of 116.3%, compared to $59.2 million for the nine months ended September 30, 2008.
Adjusted EBITDA for the nine month period ended September 30, 2008 increased 25.2% to $127.5 million compared to $101.8 million in same period last year. Adjusted EBITDA includes consolidated

EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to the Company’s unconsolidated 50% interest in the Mammoth complex in California. As further described in “Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information” below, we changed the method for calculating EBITDA and adjusted EBITDA beginning in the third quarter of 2009.
Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. E.S.T. on Thursday, November 5, 2009. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Event Calendar in the Investor Relations section of Ormat’s website.
A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from Noon EST on November 5, 2009 through 11:59 p.m. EST, November 112 2008. Please call: (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and enter the code 37808458.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has built over approximately 1,200 MW of plants half for its own account and half as supplies to utilities and developers. Ormat current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2 and Peetz; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; in Nicaragua — Momotombo and in New Zealand — GDL.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Nine-Month Periods Ended September 30, 2009 and 2008
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008(1)	2009	2008(1)
	(in thousands, except per share amounts)		(in thousands, except per share amounts)

Revenues:
Electricity	$68,715	$68,837	$191,915	$190,130
Product	51,113	30,889	128,037	59,204

Total revenues	119,828	99,726	319,952	249,334

Cost of revenues:
Electricity	44,394	44,742	133,236	124,924
Product	35,780	23,730	87,265	47,484

Total cost of revenues	80,174	68,472	220,501	172,408

Gross margin	39,654	31,254	99,451	76,926
Operating expenses:
Research and development expenses	3,863	1,894	7,151	3,375
Selling and marketing expenses	3,393	2,647	10,909	8,186
General and administrative expenses	6,437	7,587	19,554	19,539

Operating income	25,961	19,126	61,837	45,826

Other income (expense):
Interest income	157	637	585	2,735
Interest expense, net	(4,358)	(3,017)	(12,063)	(12,654)
Foreign currency translation and transaction gains (losses)	1,320	(1,028)	1,329	(2,570)
Income attributable to sale of equity interests	3,869	4,995	12,403	13,159
Other non-operating income (expense), net	246	(2,066)	646	(2,045)

Income before income taxes and equity in income of investees	27,195	18,647	64,737	44,451

Income tax provision	(4,340)	(3,187)	(12,307)	(7,871)
Equity in income of investees, net	591	372	1,496	1,319

Net income	23,446	15,832	53,926	37,899
Net loss attributable to noncontrolling interest	80	79	236	237

Net income attributable to the Company’s stockholders	$23,526	$15,911	$54,162	$38,136

Earnings per share attributable to the Company’s stockholders— basic and diluted	$0.52	$0.35	$1.19	$0.87

Weighted average number of shares used in computation of earnings per share attributable to the Company’s stockholders:
Basic	45,413	45,337	45,379	43,782

Diluted	45,564	45,483	45,477	43,921

(1)	Amounts have been reclassified to reflect the implementation of the new accounting guidance for noncontrolling interests in consolidated financial statements.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of September 30, 2009 and December 31, 2008
(Unaudited)

	September 30,	December 31,
	2009	2008 (1)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$20,343	$34,393
Restricted cash, cash equivalents and marketable securities	60,846	24,439
Receivables:
Trade	55,332	49,839
Related entities	478	338
Other	19,981	15,654
Due to Parent	1,059	1,085
Inventories	14,193	13,724
Costs and estimated earnings in excess of billings on uncompleted contracts	23,955	6,982
Deferred income taxes	2,864	3,003
Prepaid expenses and other	10,286	16,222

Total current assets	209,337	165,679
Long-term marketable securities	2,057	1,994
Restricted cash, cash equivalents and marketable securities	2,981	2,951
Unconsolidated investments	34,219	30,559
Deposits and other	18,738	16,876
Deferred income taxes	14,006	13,965
Property, plant and equipment, net	971,316	958,186
Construction-in-process	514,205	386,501
Deferred financing and lease costs, net	22,116	19,240
Intangible assets	42,507	44,853

Total assets	$1,831,482	$1,640,804

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$77,423	$103,336
Billings in excess of costs and estimated earnings on uncompleted contracts	5,494	15,670
Current portion of long-term debt:
Limited and non-recourse	20,024	6,676
Full recourse	2,824	—
Senior secured notes (non-recourse)	19,943	20,085
Due to Parent, including current portion of notes payable to Parent	9,834	16,616

Total current liabilities	135,542	162,383
Long-term debt, net of current portion:
Limited and non-recourse	136,031	7,814
Full recourse	37,176	—
Revolving credit lines with banks (full recourse)	112,000	100,000
Senior secured notes (non-recourse)	244,588	252,060
Notes payable to Parent	—	9,600
Liability associated with sale of equity interests	106,641	113,327
Deferred lease income	73,254	74,427
Deferred income taxes	44,524	33,231
Liability for unrecognized tax benefits	4,079	3,425
Liabilities for severance pay	18,461	17,640
Asset retirement obligation	14,226	13,438

Total liabilities	926,522	787,345

Equity:
The Company’s stockholders’ equity:
Common stock	46	45
Additional paid-in capital	706,616	701,273
Retained earnings	191,210	144,465
Accumulated other comprehensive income	293	645

	898,165	846,428
Noncontrolling interest	6,795	7,031

Total equity	904,960	853,459

Total liabilities and equity	$1,831,482	$1,640,804

(1)	Amounts have been reclassified to reflect the implementation of the new accounting guidance for noncontrolling interests in consolidated financial statements.

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and adjusted EBITDA, for the three and nine-month periods ended September 30, 2009 and 2008:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

Net cash provided by operating activities	$22,364	$40,273	$77,696	$89,897
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	4,074	2,712	10,201	11,741
Interest income	(157)	(637)	(585)	(2,735)
Income tax provision	4,340	3,187	12,307	7,871
Adjustments to reconcile net income to net cash provided by operating activities (excluding depreciation and amortization)	18,683	(7,963)	25,024	(7,680)

EBITDA	49,304	37,572	124,643	99,094
Interest, taxes, depreciation and amortization attributable to the Company’s equity in Mammoth-Pacific L.P.	1,020	899	2,843	2,736

Adjusted EBITDA	$50,324	$38,471	$127,486	$101,830

Net cash used in investing activities	$(90,479)	$(136,325)	$(248,881)	$(303,702)

Net cash provided by (used in) financing activities	$42,400	$(3,572)	$156,919	$204,721

We previously calculated EBITDA to exclude equity income of investees and other non-operating expense (income) and adjusted EBITDA to exclude other non-operating expense (income). The change in the way we now calculate EBITDA and adjusted EBITDA results in higher EBITDA and adjusted EBITDA for each of the periods shown above than we would have reported using our prior method for calculating EBITDA and adjusted EBITDA. The following table shows, for each period reported above, the differences in our reported EBITDA and adjusted EBITDA resulting from the change in our method for computing these amounts.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

EBITDA, as previously calculated	$43,278	$35,299	$108,769	$89,231
Adjusted for inclusion:
Equity in income of investees	591	372	1,496	1,319
Other non-operating income	5,435	1,901	14,378	8,544

EBITDA, as currently calculated	$49,304	$37,572	$124,643	$99,094

Adjusted EBITDA, as previously calculated	$44,889	$36,570	$113,108	$93,286
Adjusted for inclusion:
Other non-operating income	5,435	1,901	14,378	8,544

Adjusted EBITDA, as currently calculated	$50,324	$38,471	$127,486	$101,830

This comparative non-GAAP information is provided to assist investors in evaluating the impact of the change in the way we calculate these amounts in performing their financial analysis of our operations for the periods presented. This information should not be considered in isolation or as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP or other non-GAAP financial measures.
In addition, we now reconcile EBITDA and adjusted EBITDA to our net cash provided by operating activities for each of the periods shown, rather than net income amounts we have used for reconciliation in prior periods. Accordingly, the information in the tables above is not directly comparable to similar reconciliation information we have reported for prior periods not reflected in the tables above.